Exhibit 4.4
DESCRIPTION OF
JONES LANG LASALLE INCORPORATED CAPITAL STOCK
The following summary of terms of our common stock, par value $.01 per share (the “Common Stock”), is based upon our amended and restated certificate of incorporation (the “JLL Charter”) and amended and restated bylaws (the “JLL Bylaws”) currently in effect under Maryland law. This summary is not complete and is subject to, and qualified in its entirety by reference to, the JLL Charter and the JLL Bylaws. For a complete description of the terms and provisions of the Common Stock, refer to the JLL Charter, JLL Bylaws, and form of common stock certificate, which are filed as exhibits to this Annual Report on Form 10-K. Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to Jones Lang LaSalle Incorporated. We encourage you to read these documents and the applicable portion of the Maryland General Corporation Law, as amended (the “MGCL”), carefully.
Jones Lang LaSalle Incorporated’s authorized capital stock consists of (i) 100,000,000 shares of common stock, $.01 par value per share, and (ii) 10,000,000 shares of preferred stock, $.01 par value per share.
On February 21, 2020, we had 51,534,876 outstanding shares of common stock.
No preferred stock had been issued as of February 21, 2020.
The JLL Board is authorized to classify and reclassify any unissued portion of the authorized shares of any class of capital stock by fixing or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares of capital stock. This authority includes the classification or reclassification of such shares into classes with preferential rights and the division and classification of any class into one or more series.
Common Stock
All of JLL’s issued and outstanding shares of common stock are, and the shares of JLL common stock to be issued by JLL to HFF stockholders in connection with the Merger will be, validly issued, fully paid and nonassessable.
Voting
Each share of JLL common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as required by law, the JLL Charter or the JLL Bylaws, action at a meeting of stockholders at which a quorum is present is by a majority of votes cast by stockholders entitled to vote, voting as a single class. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of JLL common stock can elect all of the directors then standing for election.
Dividends
Holders of JLL common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the JLL Board out of funds legally available therefor.
Liquidation Rights
In the event of any liquidation or dissolution of JLL or winding-up of JLL’s affairs, holders of JLL common stock will be entitled to share ratably in the assets of JLL remaining after payment of, or adequate provision for payment of liabilities to, creditors, subject to the right of holders of JLL preferred stock or any other class of JLL capital stock having preference over JLL common stock, if any, to receive preferential distributions.
Other Rights
The rights, preferences and privileges of holders of JLL common stock are subject to applicable law and the rights of the holders of any shares of JLL preferred stock and any additional classes of stock that JLL may issue in the future.

Preferred Stock
The JLL Charter authorizes the JLL Board to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix for each such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof. The JLL Board is authorized to, among other things, provide that any such class or series of preferred stock may be (i) subject to redemption at such time or times and at such price or prices as the JLL Board may establish; (ii) entitled to receive dividends (which may be cumulative, cumulative to a limited extent or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as the JLL Board may establish; (iii) entitled to such rights upon the dissolution of JLL, or upon any distribution of JLL’s assets, as the JLL Board may establish; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of JLL at such price or prices or at such rates of exchange and with such adjustments as the JLL Board may establish. Issuance of JLL preferred stock could discourage bids for JLL common stock at a premium as well as create a depressive effect on the market price of JLL common stock. As of the date hereof, no shares of JLL preferred stock are outstanding and JLL has no present plans to issue any such stock.
Additional Classes of Stock
Additional classes of stock may be issued from time to time, in one or more series, as authorized by the JLL Board upon classification or reclassification of any shares of JLL capital stock. Prior to issuance of shares of each series, the JLL Board is required by the MGCL and the JLL Charter to set for each such series the preferences, conversion or other rights, voting powers, restrictions, limitations as to the dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted under the MGCL. The JLL Board could authorize the issuance of capital stock with terms and conditions that could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of JLL common stock might believe to be in their best interests or in which holders of some, or a majority, of JLL common stock might receive a premium for their JLL common stock over the then market price of such JLL common stock. As of the date hereof, no such additional classes of stock are outstanding and JLL has no present plans to issue any such stock.
Liability of Directors and Officers; Indemnification
The JLL Charter contains provisions that eliminate the personal liability of a director or officer to JLL and its stockholders for breaches of duty to the maximum extent provided by Maryland law. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or officer (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding. These provisions do not affect JLL’s ability or that of its stockholders to obtain equitable relief, such as an injunction or rescission.

The JLL Charter and the JLL Bylaws provide that JLL shall indemnify and advance expenses to its directors and officers to the maximum extent permitted by Maryland law, provided that JLL will not be obligated to indemnify any director or officer in connection with any proceeding initiated by such director or officer (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by the JLL Board. Maryland law requires a corporation (unless its charter provides otherwise, which JLL’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit or profit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law and the JLL Charter permit JLL to indemnify its employees and agents to the same extent as JLL’s directors and officers and to such further extent as is consistent with law.
JLL maintains directors’ and officers’ liability insurance and has also previously entered into indemnification agreements with certain of JLL’s directors and officers under which JLL will indemnify such persons against expenses and losses incurred for claims brought against them by reason of being a director or officer of JLL. The indemnification agreements indemnify and advance expenses to JLL’s directors and officers to the fullest extent permitted by the MGCL.
Certain JLL Charter, JLL Bylaws and Statutory Provisions Affecting Stockholders
Certain provisions in the JLL Charter, the JLL Bylaws and the MGCL may have the effect of delaying, deferring or preventing a change of control of JLL or may operate only with respect to extraordinary corporate transactions involving JLL.
The portions of the summary set forth below describing certain provisions of the JLL Charter and JLL Bylaws are qualified in their entirety by reference to the provisions of the JLL Charter and JLL Bylaws, which are filed as exhibits to this Annual Report on Form 10-K.
Removal of Directors
The JLL Charter provides that a director may be removed by the stockholders, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of JLL’s then outstanding capital stock entitled to vote generally in the election of directors. The director removal provision could have the effect of discouraging a potential acquiror from making a tender offer or initiating a proxy contest or otherwise attempting to gain control of JLL and could increase the likelihood that incumbent directors will retain their positions.

Advance Notice of Stockholder Proposals or Nominations
The JLL Bylaws provide that stockholders at an annual meeting may only consider proposals or nominations brought before the meeting by or at the direction of the JLL Board or by a stockholder who was a stockholder of record on the record date for the determination of stockholders entitled to vote at such annual meeting and who has given to JLL’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring a proposal or nomination before the meeting. Such requirements do not affect the rights of JLL stockholders to request inclusion of proposals in JLL’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. In addition to certain other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, such stockholder generally must have given notice thereof in proper written form to JLL’s Secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Although the JLL Bylaws do not give the JLL Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, the JLL Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of JLL.
Special Meetings of Stockholders
Pursuant to the MGCL, the JLL Charter and the JLL Bylaws permit stockholders to call special meetings of stockholders only upon written request of stockholders owning at least 30% of JLL capital stock that is issued and outstanding and entitled to vote at the meeting. The JLL Bylaws provide that only business specified in the notice of a special meeting will be conducted at such meeting. Such provisions do not, however, affect the ability of stockholders to submit a proposal to the vote of all stockholders of JLL at an annual meeting in accordance with the JLL Bylaws, which provide for the additional notice requirements for stockholder nominations and proposals at the annual meetings of stockholders as described above. In addition, pursuant to the MGCL, the JLL Charter and the JLL Bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by written consent, if a unanimous written consent which sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote thereat is filed with the records of stockholders meetings.
Amendments
The JLL Charter provides that the affirmative vote of the holders of at least 80% of the then outstanding shares of JLL common stock is required to amend, alter, change or repeal certain of its provisions including provisions relating to the removal of directors for cause, the calling of special meetings of stockholders and the 80% supermajority vote requirement. This requirement of a supermajority vote to approve amendments to certain provisions of the JLL Charter could enable a minority stockholder to exercise veto power over any such amendments.

Business Combinations
Under the MGCL provisions referred to as the Maryland Business Combination Act, certain “Business Combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an “Interested Stockholder”) or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) 66-2/3% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the Business Combination is to be effected, unless, among other things, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. Pursuant to the MGCL, these provisions also do not apply to Business Combinations which are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.
Pursuant to the statute, the JLL Board has exempted in the JLL Charter any Business Combination involving DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership and any present or future affiliate or associate of DEL-LPL Limited Partnership or DEL-LPAML Limited Partnership, or any person acting in concert with any of the foregoing persons. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to Business Combinations between JLL and any of them. As a result, DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership (and any present or future affiliate or associate of either entity or any person acting in concert with any of them) may be able to enter into Business Combinations with JLL that may not be in the best interest of JLL’s stockholders, without compliance with the supermajority vote requirements and the other provisions of the statute. The Maryland Business Combination Act may also discourage others from trying, and increase the difficulty of consummating an offer, to acquire control of JLL.